Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 147 Dated 04/28/2008
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FHW9	$780,000.00	100.000%	1.000%	$772,200.00	FIXED	4.550%	SEMI-ANNUAL	05/15/2013	11/15/2008	$24.52	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: April 28, 2008 through April 28, 2008
Trade Date: Monday, April 28, 2008 @12:00 PM ET
Settle Date: Thursday, May 01, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04